As filed with the Securities and Exchange Commission on May 26, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Tiffany & Co.
(Exact Name of Registrant as Specified in the Charter)

Delaware	13-3228013
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)
727 Fifth Avenue
New York, New York 10022
(Address of Principal executive Office)
Employee Profit Sharing and Retirement Savings Plan
(Full title of the Plan)
Patrick B. Dorsey, Esq.
Senior Vice President — General Counsel
Tiffany & Co.
727 Fifth Avenue
New York, New York 10022
(212) 755-8000
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate Offering	Registration
Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, par value $0.01	500,000	$69.08	$34,540,000	$4,010.09

(1)	500,000 shares to be issued pursuant to the grant or exercise of awards under the Registrant’s Employee Profit Sharing and Retirement Savings Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions. In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Determined in accordance with Rule 457(c) and Rule 457(h), the registration fee calculation on these shares is based on the average of the high and low prices of the Registrant’s common stock, par value $0.01 per share, on May 24, 2011, as reported by the New York Stock Exchange, which was $69.08.

NOTE
This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 500,000 shares of the Common Stock of Tiffany & Co. (the “Company” or “Registrant”), which may be issued pursuant to awards under the Employee Profit Sharing and Retirement Savings Plan (the “Plan”). In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the Form S-8 filed by the Company with respect to the Plan on August 1, 1994 (SEC File No. 333-54847), together with all exhibits filed therewith or incorporated therein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel
Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Registrant by Patrick B. Dorsey, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Dorsey is employed by the Registrant and is eligible to participate in the Plan from time to time. As of May 23, 2011, Mr. Dorsey did not hold any shares of the Company’s Common Stock under the Plan.
Item 6. Indemnification of Directors and Officers.
Article Eight of the Registrant’s Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
The Delaware Corporation Law (Section 145 of Title 8) permits indemnification of directors, officers and employees in certain circumstances and subject to certain limitations. Section 6.01 of the Registrant’s Restated By-laws provides that the Registrant shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation an action by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the event of any action, suit or proceeding initiated by and in the name of (or by and in the name of a nominee or agent for) a person who would otherwise be entitled to indemnification, such person shall be entitled to indemnification hereunder only in the event such action, suit or proceeding was initiated on the authorization of the Board of Directors. This right of indemnity is not exclusive and the Registrant may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Moreover, any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights that are broader or otherwise different from those set forth herein.
Section 6.02 of the Registrant’s Restated By-laws states that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability pursuant to the Restated By-laws. To this end, the directors and officers of the Registrant are covered by one or more insurance policies under which they are insured, within the limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 8. Exhibits.

Exhibit No.		Description

4.1	*
Restated Certificate of Incorporation of Registrant. Incorporated by reference from Exhibit 3.1 to Registrant’s Report on Form 8-K dated May 16, 1996, as amended by the Certificate of Amendment of Certificate of Incorporation dated May 20, 1999. Incorporated by reference from Exhibit 3.1 filed with Registrant’s Report on Form 10-Q for the Fiscal Quarter ended July 31, 1999.

4.2	*	Amendment to Certificate of Incorporation of Registrant dated May 18, 2000. Previously filed as Exhibit 3.1b to Registrant’s Annual Report on Form 10-K for the Fiscal Year ended January 31, 2001.

4.3	*	Restated By-Laws of Registrant, as last amended July 19, 2007. Incorporated by reference from Exhibit 3.2 to Registrant’s Report on Form 8-K dated July 20, 2007.

5.1		Opinion of Patrick B. Dorsey, Esq., Senior Vice President, General Counsel and Secretary of Tiffany & Co.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Counsel (included in Exhibit 5.1).

24.1		Power of Attorney (included on signature page of this Registration Statement).

*	Incorporated herein by reference.
The Registrant submitted the Plan to the Internal Revenue Service (the “IRS”) and received a determination letter that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, conditioned on the adoption of certain amendments which the Registrant adopted in a timely manner. Furthermore, the Registrant will submit the Plan and all amendments thereto to the IRS in a timely manner in order to obtain a new determination letter and will make all changes required by the IRS in order to maintain the qualified status of the Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of May, 2011.

TIFFANY & CO.
By:	/s/ Michael J. Kowalski
Michael J. Kowalski
Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MICHAEL J. KOWALSKI, JAMES N. FERNANDEZ and PATRICK B. DORSEY his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to the Registration Statement, including pre-effective and post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Kowalski Michael J. Kowalski	Chairman of the Board and Chief Executive Officer (principal executive officer) (director)	May 19, 2011

/s/ James N. Fernandez James N. Fernandez	Executive Vice President and Chief Financial Officer (principal financial officer)	May 19, 2011

/s/ Henry Iglesias Henry Iglesias	Vice President and Controller (principal accounting officer)	May 19, 2011

/s/ Rose Marie Bravo Rose Marie Bravo	Director	May 19, 2011

/s/ Gary E. Costley Gary E. Costley	Director	May 19, 2011

/s/ Lawrence K. Fish Lawrence K. Fish	Director	May 19, 2011

Signature	Title	Date

/s/ Abby F. Kohnstamm Abby F. Kohnstamm	Director	May 19, 2011

/s/ Charles K. Marquis Charles K. Marquis	Director	May 19, 2011

/s/ Peter W. May Peter W. May	Director	May 19, 2011

/s/ J. Thomas Presby J. Thomas Presby	Director	May 19, 2011

/s/ William A. Shutzer William A. Shutzer	Director	May 19, 2011
Pursuant to the requirements of the Securities Act of 1933, the authorized administrators of the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2011.

TIFFANY & CO. EMPLOYEE PROFIT SHARING AND RETIREMENT SAVINGS PLAN Employee Profit Sharing and Retirement Savings Plan Administrative Committee
By:	/s/ Patrick B. Dorsey
	Name:	Patrick B. Dorsey
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit No.		Description

4.1	*
Restated Certificate of Incorporation of Registrant. Incorporated by reference from Exhibit 3.1 to Registrant’s Report on Form 8-K dated May 16, 1996, as amended by the Certificate of Amendment of Certificate of Incorporation dated May 20, 1999. Incorporated by reference from Exhibit 3.1 filed with Registrant’s Report on Form 10-Q for the Fiscal Quarter ended July 31, 1999.

4.2	*	Amendment to Certificate of Incorporation of Registrant dated May 18, 2000. Previously filed as Exhibit 3.1b to Registrant’s Annual Report on Form 10-K for the Fiscal Year ended January 31, 2001.

4.3	*	Restated By-Laws of Registrant, as last amended July 19, 2007. Incorporated by reference from Exhibit 3.2 to Registrant’s Report on Form 8-K dated July 20, 2007.

5.1		Opinion of Patrick B. Dorsey, Esq., Senior Vice President, General Counsel and Secretary of Tiffany & Co.

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Counsel (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this Registration Statement)

*	Incorporated herein by reference.